                                  EXHIBIT 99.1




CONTACT:
Susan Griffin                                        Karen Gobler
Investor Relations                                   Media Relations
Lightbridge, Inc.                                    Lightbridge, Inc.
781/359-4854                                         781/359-4705
sgriffin@lightbridge.com                             kgobler@lightbridge.com



LIGHTBRIDGE TO STREAMLINE OPERATIONS AND CONSOLIDATE RESEARCH AND DEVELOPMENT ACTIVITIES TO THREE LOCATIONS

BURLINGTON, MASS. - NOVEMBER 13, 2001 - Lightbridge, Inc. (Nasdaq: LTBG), a global provider of mobile business solutions to communications providers, today announced that it is streamlining operations in order to improve overall operating efficiency. During the next six months, the Company plans to move its Palo Alto, California research and development activities to its Irvine, California and Broomfield, Colorado locations. All other Palo Alto operations including finance, support services and sales and marketing will be merged with functions in Irvine or Burlington, Massachusetts.

"We are striving to achieve a better balance in all areas of operational efficiency," said Pamela D.A. Reeve, chief executive officer at Lightbridge. "Consolidating our R&D capabilities reflects our commitment to strengthen our product offerings and to continue our practice of tightly controlling costs. While it was a difficult decision to close our Palo Alto operations, consolidating the bulk of our PrePay product development activities in our Irvine facility will allow us to eliminate redundancies and achieve greater efficiencies while we continue to progress toward our product development objectives."

"Our commitment to R&D-based product enhancement remains as strong as ever. As we recently announced, Lightbridge continues to make progress on key 2001 development initiatives for products such as Fraud Centurion and PrePay. We have completed development and moved into pilot with FraudBuster 6.0. PrePay 7.0 is currently shipping and version 8.0 is due out of development in the current quarter. At the same time, we continue to be aggressive in managing our operating expenses and overall cost structure," concluded Reeve.

These actions will reduce the Company's employees by about 8 percent, or approximately 100 employees. The Company expects the action will result in net annualized cost savings in the range of $6 to $8 million and a charge to fourth-quarter net income of $4 million to $5 million.

LIGHTBRIDGE/2

ABOUT LIGHTBRIDGE

Lightbridge is a global provider of mobile business solutions, offering communication providers products and services that are designed to increase revenue, productivity and customer loyalty. Building on its 12 year heritage in the wireless telecommunications arena, Lightbridge integrates a reliable infrastructure for the mobile business economy that supports the complete customer lifecycle, including customer acquisition, risk management, prepay and replenishment, customer relationship management and retention. For more information visit http://www.lightbridge.com or call 800-LIGHTBR.


FORWARD-LOOKING STATEMENTS

Statements that are not historical facts contained in this release including, without limitation, those set forth above are forward-looking statements that involve risks and uncertainties. Such statements include, but are not limited to, statements about the Company's intended workforce reduction, the consolidation of its research and development facilities, product development initiatives, the expected annualized savings from the reduction and the anticipated fourth quarter charge and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of the Company, and are subject to significant risks and uncertainties.

Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) continuing rapid change in the telecommunications industry and other markets in which the Company does business that may affect both the Company and its clients, (iii) uncertainties associated with the Company's ability to develop new products, services and technologies,
(iv) market acceptance of the Company's new products and services and continuing demand for the Company's products and services by telecommunications companies,
(v) the impact of competitive products, services and pricing on both the Company and its clients, (vi) current and future economic conditions including, without limitation, decreases or delays in capital spending by carriers and in new subscriber growth and global economic recession, (vii) integration, employee retention, recognition of cost and other benefits and revenue synergies, and other risks associated with acquisitions including the merger with Corsair Communications, Inc., (viii) the Company's ability to execute on its plans or strategies including, without limitation, its plans to reduce its workforce and consolidate its research and development activities, (ix) economic and political instability in the domestic and international markets including, without limitation, the impact of terrorist threats and hostilities and the declaration of war or similar actions, (x) uncertainties associated with the Company's ability to expand into new markets, (xi) the impact of restructuring on the Company's business and operations, and (xii) the factors disclosed in the Company's filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

                                      # # #

Lightbridge, the Lightbridge logo and FraudBuster are registered trademarks and PrePay and Fraud Centurion are trademarks of Lightbridge, Inc.